Exhibit 99.1

Investors:
Kate Scolnick	Brandie Claborn
McAfee, Inc.	McAfee, Inc.
(408) 346-5223	(972) 987-2124
kate_scolnick@mcafee.com	brandie_claborn@mcafee.com
Media:
Tracy Ross
McAfee, Inc.
(408) 346-5965
tracy_ross@mcafee.com
MCAFEE, INC. NAMES JONATHAN CHADWICK AS NEW CHIEF FINANCIAL
OFFICER
Fortune 100 Cisco Veteran to Lead McAfee’s Worldwide Finance Functions
SANTA CLARA, Calif.,— May 6, 2010 — McAfee, Inc. (NYSE: MFE) today announced that Jonathan Chadwick is joining the company as chief financial officer (CFO) beginning June 14. He will be responsible for leading all worldwide finance functions, manufacturing, procurement, facilities and information technology. Chadwick, 44, will report directly to President and Chief Executive Officer, Dave DeWalt and will be based in McAfee’s Santa Clara, California office.
     “Chadwick will bring tremendous skills in strategic planning, finance and business leadership,” said DeWalt. “Having been a divisional CFO and chief accounting officer at a Fortune 100 high technology company, combined with his 20 years of extensive experience in fast-growth environments, will give him the ability to contribute broadly to our finance, operations and business strategy.”
     Chadwick joins McAfee from Cisco Systems Inc., where he spent 13 years in various finance roles. Most recently, Chadwick held the position of senior vice president and CFO, Global Customer Markets. In this capacity he oversaw Cisco’s finance teams for the service provider, enterprise, commercial, small business and consumer customer segments. Partnering closely with the business leaders for these segments, Chadwick helped to shape strategy, pricing, portfolio and resource allocation decisions. In addition, he headed teams that lead business architecture planning and new business model introduction across Cisco.
     Previously, Chadwick was Cisco’s corporate controller, responsible for a team of more than 1000 employees managing external reporting, compliance, procurement, shared services,

and global process, systems and controls. Prior to that he ran the Corporate Finance and Planning group at Cisco. In this companywide role, he designed and implemented the company’s strategic planning process and was heavily involved in Cisco’s mergers and acquisitions. In addition, he managed Cisco’s performance of both long-term and short-term financial goals.
     Chadwick joined Cisco in 1997 from Coopers & Lybrand (now PricewaterhouseCoopers), where he had been named audit partner.
     Chadwick is a Chartered Accountant in England and holds an honors degree in electrical and electronic engineering from the University of Bath, England.
     “McAfee has worked very hard over the years to strongly position itself in the security marketplace,” said Chadwick. “I’m excited to build upon the strength of McAfee’s leadership team to help realize and maximize that potential.”
     Chadwick will replace Rocky Pimentel, 55, who joined McAfee in 2008 as CFO and Chief Operating Officer. Pimentel announced his retirement from McAfee in February, but plans to remain with McAfee through early Q3 to ease the transition period.
About McAfee, Inc.:
McAfee, Inc., headquartered in Santa Clara, California, is the world’s largest dedicated security technology company. McAfee is relentlessly committed to tackling the world’s toughest security challenges. The company delivers proactive and proven solutions and services that help secure systems and networks around the world, allowing users to safely connect to the Internet, browse and shop the web more securely. Backed by an award-winning research team, McAfee creates innovative products that empower home users, businesses, the public sector and service providers by enabling them to prove compliance with regulations, protect data, prevent disruptions, identify vulnerabilities, and continuously monitor and improve their security. http://www.mcafee.com
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McAfee and/or other noted McAfee related products contained herein are registered trademarks or trademarks of McAfee, Inc., and/or its affiliates in the U.S. and/or other countries. McAfee Red in connection with security is distinctive of McAfee brand products. Any other non-McAfee related products, registered and/or unregistered trademarks contained herein are only by reference and are the sole property of their respective owners. © 2010 McAfee, Inc. All rights reserved.